Exhibit 5.1

9900 Bren Road East Minnetonka, Minnesota 55343

February 28, 2013

Board of Directors

UnitedHealth Group Incorporated

300 UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

I have acted as Senior Deputy General Counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Underwriting Agreement, dated February 25, 2013 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBS Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement, dated February 25, 2013 (“Pricing Agreement”), among the Company and the Representatives, and the Pricing Agreement relating to the proposed issuance by the Company of its Floating Rate Notes due August 28, 2014 in the aggregate principal amount of $250,000,000 (the “2014 Notes”), its 1.625% Notes due March 15, 2019 in the aggregate principal amount of $500,000,000 (the “2019 Notes”), its 2.875% Notes due March 15, 2023 in the aggregate principal amount of $750,000,000 (the “2023 Notes”), and its 4.250% Notes due March 15, 2043 in the aggregate principal amount of $750,000,000 (the “2043 Notes,” and collectively with the 2014 Notes, the 2019 Notes and the 2043 Notes, the “Securities”). The Securities are issuable under the Indenture, dated as of February 4, 2008 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee, as supplemented by that certain Officers’ Certificate and Company Order dated February 28, 2013, relating to the 2014 Notes, that certain Officers’ Certificate and Company Order dated February 28, 2013, relating to the 2019 Notes, that certain Officers’ Certificate and Company Order dated February 28, 2013, relating to the 2023 Notes and that certain Officers’ Certificate and Company Order dated February 28, 2013, relating to the 2043 Notes. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement or the Pricing Agreement, as applicable.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined copies of such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

Board of Directors

UnitedHealth Group Incorporated

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that any Securities will be issued and sold with such terms and in such manner as are described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related supplements to the Prospectus. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that:

(i)	The Company has the corporate power to issue the Securities and the Company has taken all necessary corporate action with respect to such issuance.

(ii)	The Indenture has been duly authorized, executed and delivered by the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

The opinions expressed above are limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into that Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended. Hogan Lovells US LLP may rely on the opinions expressed in paragraphs (i) and (ii), insofar as they relate to Minnesota law, for purposes of delivering their legal opinion in connection with the validity of the Securities.

Very truly yours,

/s/ Kuai H. Leong

Kuai H. Leong

Senior Deputy General Counsel